Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Openwave Systems Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-81215, 333-35394, 333-36832, 333-40850, 333-67200, 333-67186, 333-44926, 333-40840, 333-54726, 333-46142, 333-97925, 333-84522) on S-8 of Openwave Systems, Inc. of our report dated July 19, 2002 except as to Note 12, which is as of September 26, 2002, with respect to the consolidated balance sheets of Openwave Systems, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related financial statement schedule, which report appears in the June 30, 2002 Annual Report on Form 10-K of Openwave Systems, Inc.

Mountain View, California
September 30, 2002